Exhibit 23.3



                 Consent of Independent Certified Public Accountants

         We consent to the incorporation by reference in the Registration Statement (Form S-3, No. 333- 34941) and related Prospectus of Hvide Marine Incorporated and Hvide Capital Trust (collectively, the Company) for the registration of 2,300,000 shares of the Company's convertible preferred stock and 4,035,120 shares of the Company's Class A common stock of our report dated May 19, 1997, with respect to the financial statements of the Marine Division of GMMOS, included in the Company's report on Form 8-K dated May 23, 1997.




October 15, 1997             Deloitte & Touche Dubai, U.A.E.